Exhibit 99.1

News Release

FMC Technologies, Inc.

200 East Randolph Drive

Chicago, IL 60601

1803 Gears Road

Houston, TX 77067

For Release: Immediate

Media       Marvin Brown                (281) 591-4212

                  Bruce Bullock                (281) 591-4429

Investors  Dave Grzebinski, CFA   (312) 861-6414

FMC Technologies Reports Strong First Quarter 2003, Driven by Energy Production Systems

Highlights:

•	First quarter 2003 earnings per diluted share of $0.14, up from $0.08 in the first quarter of 2002
•	Energy Production Systems’ sales and operating earnings up 34 percent and 48 percent, respectively
•	FoodTech sales and operating earnings up 4 percent and 44 percent, respectively
•	Free cash flow of $25 million before the elimination of sale-leaseback obligations
•	Backlog exceeds $1.2 billion

CHICAGO and HOUSTON, April 28, 2003 – FMC Technologies, Inc. (NYSE: FTI) today reported first quarter 2003 sales of $500 million and net income of $0.14 per diluted share. First quarter 2003 earnings per share were up 75 percent from first quarter 2002 earnings per share before the cumulative effect of a change in accounting principle.

“We are pleased with the results of the first quarter of 2003, which reflect the continuing strength of our Energy Production Systems business,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Our subsea systems business within Energy Production Systems continues to perform very well. Our land-based energy businesses within both Energy Production Systems and Energy Processing Systems experienced slightly improved activity in the latter part of the quarter. Energy Processing Systems’ revenues increased year-over-year, although the segment’s results were affected in part by costs related to a restructuring program.

“Despite the continuing weakness of the U.S. and European economies, FoodTech revenues increased slightly and profit improved 44 percent due to lower costs. The weak economy and the financial condition of the commercial airlines continue to affect Airport Systems’ profitability. The continued strength in Energy Systems and improvements in FoodTech are overshadowing general economic and commercial airline industry weakness, consequently, we continue to expect earnings per share for full-year 2003 to be in the range of $1.05 to $1.10.”

Review of Operations – First Quarter 2003

Sales for Energy Systems (comprising Energy Production Systems and Energy Processing Systems) were $360 million in the first quarter of 2003, up 28 percent from $281 million in the first quarter of 2002. Earnings for the current quarter were $17.5 million, up 26 percent from $13.9 million in the same period last year.

Energy Production Systems’ first quarter sales of $265 million and profits of $16.1 million increased year-over-year 34 percent and 48 percent, respectively. Energy Production Systems’ profits increased from the year-ago period due to strong subsea sales and improved margins, but were partially offset by lower profits from floating production systems. Sales declined sequentially from the fourth quarter 2002 by 3 percent and profits were flat.

Energy Processing Systems’ first quarter sales were up 13 percent year-over-year, but profits decreased $1.6 million. Each business within the segment experienced improved sales, but employee severance costs, and to a lesser extent adjustments to contract reserves, reduced profits.

Energy Systems’ inbound orders were $371 million in the first quarter, down slightly from $379 million in the year-ago period. Inbound orders were down sequentially from the fourth quarter of 2002, which included a large order from Sonatrach. Energy Systems’ total backlog at the end of the first quarter was $944 million, up 22 percent from $774 million at the end of the first quarter of 2002 and up slightly from $933 million at the end of 2002. Energy Production Systems’ inbound orders were down 3 percent from the year-ago period and down 38 percent sequentially from a strong fourth quarter 2002. Energy Processing Systems’ inbound orders were flat year-over-year and declined 14 percent sequentially due to seasonal factors.

FoodTech’s first quarter 2003 sales of $95 million were up 4 percent from $92 million in the first quarter of 2002, and earnings of $6.2 million increased 44 percent compared to $4.3 million in the year-ago period. Sales of food processing equipment increased slightly and costs for the entire segment were lower.

Airport Systems’ first quarter 2003 sales of $46 million were down 12 percent from $53 million in the first quarter of 2002, and earnings of $0.8 million decreased slightly from $1.0 million in the prior-year period. Lower sales and profits were primarily attributable to further reductions of capital expenditures by commercial airline customers for both ground support equipment and passenger boarding bridges. Increased sales and profits related to the Halvorsen loader program partially offset these declines.

Corporate expenses in the first quarter of 2003 of $6.1 million were up slightly from $5.7 million in the prior-year period. Other expense, net, of $3.2 million in the first quarter of 2003 increased slightly from $3.0 million in the prior-year period. Net interest expense in the first quarter of 2003 was $2.2 million, down from $3.4 million in the first quarter of 2002 due to strong cash flow and reduced interest rates. The Company generated $25 million of cash during the quarter, before the termination of certain sale-leaseback obligations of $36 million. Debt less cash at the end of the first quarter of 2003 was $214 million, up only $11 million from year-end 2002.

Depreciation and amortization for the first quarter of 2003 totaled $12.2 million, up slightly from $11.8 million in the prior-year period. Capital expenditures during the first quarter of 2003 were $14.0 million, excluding equipment reacquired as a result of the termination of certain sale-leaseback obligations.

Summary

FMC Technologies increased earnings in first quarter 2003, primarily due to the strength of its energy businesses. Within Energy Production Systems, subsea systems’ sales were strong due to the secular trend toward offshore deepwater development. U.S. land-based exploration and production activity is increasing. Economic activity in the United States was slow throughout the first quarter, but FoodTech performed well and Airport Systems remained profitable despite poor business conditions. The Company continues to expect 2003 earnings in the range of $1.05 to $1.10 per share.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,500 people and operates 32 manufacturing facilities in 15 countries.

FMC Technologies, Inc., which was formed in connection with a strategic reorganization of FMC Corporation, completed an initial public offering of 17 percent of its stock in June 2001. On December 31, 2001, FMC Corporation distributed its remaining ownership of FMC Technologies’ common stock to FMC Corporation shareholders in the form of a dividend.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Technologies’ 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Technologies does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC Technologies, Inc. will conduct its first quarter 2003 conference call at 12:00 noon (Eastern Daylight Time) on Tuesday, April 29. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2003	2002
Revenue	$499.7	$423.6
Costs and expenses	484.3	412.5

	15.4	11.1
Minority interests	0.2	0.6
Net interest expense	2.2	3.4

Income before income taxes	13.0	7.1
Provision for income taxes	3.8	2.1

Income before the cumulative effect of a change in accounting principle	9.2	5.0
Cumulative effect of a change in accounting principle, net of income taxes (1)	—	(193.8)

Net income (loss)	$9.2	$(188.8)

Basic earnings (loss) per common share:
Income before the cumulative effect of a change in accounting principle	$0.14	$0.08
Cumulative effect of a change in accounting principle (1)	—	(2.97)

Basic earnings (loss) per common share	$0.14	$(2.89)

Basic weighted average shares outstanding	65.9	65.2

Diluted earnings (loss) per common share:
Income before the cumulative effect of a change in accounting principle	$0.14	$0.08
Cumulative effect of a change in accounting principle (1)	—	(2.97)

Diluted earnings (loss) per common share	$0.14	$(2.89)

Diluted weighted average shares outstanding	66.4	65.2

(1)	The cumulative effect of a change in accounting principle, net of income taxes, resulted from the adoption of Statement of Financial Accounting Standards No. 142 in 2002.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2003	2002
Revenue
Energy Production Systems	$265.4	$198.0
Energy Processing Systems	94.5	84.0
Intercompany eliminations	—	(1.3)

Subtotal Energy Systems	359.9	280.7
FoodTech	95.3	91.7
Airport Systems	46.3	52.8
Intercompany eliminations	(1.8)	(1.6)

	$499.7	$423.6

Income before income taxes
Energy Production Systems	$16.1	$10.9
Energy Processing Systems	1.4	3.0

Subtotal Energy Systems	17.5	13.9
FoodTech	6.2	4.3
Airport Systems	0.8	1.0

Segment operating profit	24.5	19.2
Corporate expenses	(6.1)	(5.7)
Other expense, net	(3.2)	(3.0)

Income before net interest expense and income taxes	15.2	10.5
Net interest expense	(2.2)	(3.4)

Income before income taxes and the cumulative effect of a change in accounting principle	$13.0	$7.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2003	2002
Inbound Orders
Energy Production Systems	$277.7	$284.9
Energy Processing Systems	93.5	93.6

Subtotal Energy Systems	371.2	378.5
FoodTech	152.2	131.4
Airport Systems	51.7	31.5

	$575.1	$541.4

	March 31
	2003	2002
Order Backlog
Energy Production Systems	$834.8	$658.1
Energy Processing Systems	109.0	115.6

Subtotal Energy Systems	943.8	773.7
FoodTech	164.1	161.1
Airport Systems	117.4	142.1

	$1,225.3	$1,076.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2003 (Unaudited)	December 31, 2002
Cash and cash equivalents	$34.6	$32.4
Accounts receivable, net	402.8	419.2
Inventories	306.9	273.1
Other current assets	75.7	87.9

Total current assets	820.0	812.6
Property, plant & equipment, net	320.2	306.1
Goodwill	84.6	83.6
Intangible assets, net	36.8	36.3
Other assets	121.4	124.1

Total assets	$1,383.0	$1,362.7

Short-term debt and current portion of long-term debt	$97.7	$59.5
Accounts payable, trade and other	462.9	421.2
Other current liabilities	231.7	247.5

Total current liabilities	792.3	728.2
Long-term debt	150.5	175.4
Other liabilities	138.9	155.3
Common stock	0.7	0.7
Other stockholders' equity	300.6	303.1

Total liabilities and stockholders' equity	$1,383.0	$1,362.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited and in millions)

	Three Months Ended March 31
	2003	2002
Cash provided (required) by operating activities of continuing operations:
Income before the cumulative effect of a change in accounting principle	$9.2	$5.0
Depreciation and amortization	12.2	11.8
Other	15.2	(17.6)

Net cash provided (required) by operating activities of continuing operations	36.6	(0.8)

Net cash required by discontinued operations	(2.0)	(1.7)

Cash provided (required) by investing activities:
Capital expenditures	(14.0)	(12.5)
Retirement of sale-leaseback obligation	(35.9)	—
Other	0.4	0.6

Net cash provided (required) by investing activities	(49.5)	(11.9)

Cash provided (required) by financing activities:
Net increase (decrease) in short-term debt	38.2	(0.3)
Net decrease in long-term debt	(25.0)	(11.5)
Issuance of capital stock, net of stock acquired for employee benefit plans	4.0	0.6

Net cash provided (required) by financing activities	17.2	(11.2)

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.1)	(0.2)

Increase (decrease) in cash and cash equivalents	2.2	(25.8)
Cash and cash equivalents, beginning of period	32.4	28.0

Cash and cash equivalents, end of period	$34.6	$2.2